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                                                                     Exhibit 2.2
                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


        THIS AMENDMENT NO. 1 (this "Amendment") is dated as of March 31, 2000, by and between TERA COMPUTER COMPANY, a Washington corporation ("Buyer"), and SILICON GRAPHICS, INC., a Delaware corporation ("Seller").

                                           RECITALS

        WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement dated as of March 1, 2000 (the "Asset Purchase Agreement"); and

        WHEREAS, Buyer and Seller desire to amend certain provisions of the Asset Purchase Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

        1. Definitions. For purposes of this Amendment, capitalized terms used herein and not otherwise defined shall have the meaning set for in the Asset Purchase Agreement.

        2. Closing. The Closing shall be effective as of 11:59 p.m. on March 31, 2000.

        3. Assets.

               (a) Paragraph (e) of Section 2.1 of the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

               (e) All rights of Seller under (i) the contracts and agreements related solely to the Products that are identified on Schedule 2.1(e) prepared in accordance with Section 13.7 hereof (together, the "Contracts"), (ii) open purchase orders for Inventory and Products, and
        (iii) any contract or agreement with executory provisions for the sale of Products by Seller, but only to the extent of those provisions, and excluding any such contracts or agreements that the Buyer and Seller have excluded from the Closing Balance Sheet (such purchase orders, contracts and agreements in clauses (ii) and (iii) are referred to as the "Customer Contracts"), and provided that in the case of clauses (ii) and (iii) the transfer to Buyer shall become effective only when any required consent of the other party to any such contract or agreement has been obtained;

               (b) Section 2.1 of the Asset Purchase Agreement shall be amended by deleting the word "and" at the end of paragraph (k) thereof, deleting the period at the end of clause (l) and adding "; and", and adding the following new clause (m):


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               (m) 300,000 shares of common stock of Computational Engineering
        International, Inc., a North Carolina corporation.

               (c) Section 2.2(e) of the Asset Purchase Agreement shall be amended by adding the words at the end of the clause "or covered by the Transition Services Agreement."


        4. Desktop Computers. Buyer and Seller have excluded the desktop computers currently being used by the Transferred Employees on their individual desktops from Schedule 2.1(b) of the Asset Purchase Agreement (the "Desktop Computers"). Buyer and Seller have made arrangements for Buyer to use the Desktop Computers on a temporary basis under the Transition Services Agreement pending the receipt by Buyer of appropriate licenses from third parties for the third party software products installed on such computers. After Buyer has obtained all such third party software licenses, Seller shall convey the Desktop Computers to Buyer without further consideration. This provision amends Section 2.2(d) of the Asset Purchase Agreement.

        5. Assumption of Liabilities.

               (a) The lead in paragraph of Section 2.3 of the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

               2.3 Assumption of Liabilities. Except as hereinafter specifically provided in this Agreement, Buyer shall not assume any liabilities or obligations of Seller and its Subsidiaries, and Seller and its Subsidiaries shall be solely liable for, all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business prior to the Closing, whether or not reflected in their books and records. Subject to the conditions of this Agreement, as of the Closing Buyer and its Subsidiaries shall assume the following liabilities and obligations of Seller and its Subsidiaries (collectively, the "Assumed Liabilities"):

               (b) Subparagraph (a) of Section 2.3 of the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

                      (a) Obligations of Seller and its Subsidiaries under the Contracts, and subject to the receipt of any required consent by the other parties thereto, all obligations of Seller and its Subsidiaries under the Customer Contracts;

               (c) Subparagraph (b) of Section 2.3 of the Asset Purchase Agreement shall be amended by adding the words "and its Subsidiaries" after the word "Seller" in the first line

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thereof.

        6. Closing Balance Sheet.

               (a) Section 4.1 of the Asset Purchase Agreement shall be amended by deleting the phrase "for the first twelve (12) months following the Closing Date" in the last sentence thereof.

               (b) Buyer and Seller agree that solely for purposes of the final Closing Balance Sheet and the computation of the Net Asset Value, the amount of the T90 liability (long term and current) shall be fixed at an aggregate amount of $39,500,000.

        7. Accrued Vacation Pay. Notwithstanding the restrictions of Section 6 of the Asset Purchase Agreement, the Buyer shall assume all accrued vacation of the Transferred Employees (including the portion in excess of 80 hours), and such amount shall be reflected as a liability in the Closing Balance Sheet.

        8. Taxes and Fees. Section 18.1 of the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

               18.1 Taxes and Fees. Buyer shall be responsible for and shall pay all sales, value added, transfer or similar taxes or governmental charges, if any, and all recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer. Notwithstanding the foregoing, Seller shall be responsible for paying any Wisconsin real estate transfer or conveyance tax with respect to the Real Estate.

        9. Indemnification.

               (a) Notwithstanding the limitations of Section 23 of the Asset Purchase Agreement, the indemnification obligations of Seller in Section 19 of the Asset Purchase Agreement shall extend to any Subsidiaries of Buyer.

               (b) Notwithstanding the limitations of Section 23 of the Asset Purchase Agreement, the indemnification obligations of Buyer in Section 20 of the Asset Purchase Agreement shall extend to any Subsidiaries of Seller.

               (c) Paragraph (b) of Section 19.1 of the Asset Purchase Agreement shall be amended and restated in its entirety to read as follows:

                      (b) Any and all liabilities and obligations of Seller or
               any of its Subsidiaries, except to the extent assumed and agreed to be paid by Buyer or any of its Subsidiaries pursuant to
               Section 2.3 hereof;

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               (d) Paragraph (b) of Section 20.1 of the Asset Purchase Agreement
shall be amended and restated in its entirety to read as follows:

                      (b) Any and all liabilities and obligations of Seller or
               any of its Subsidiaries assumed by Buyer or any of its Subsidiaries pursuant to Section 2.3 hereof, and any and all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business after the Closing Date;

        10. Assignment. Section 23 of the Asset Purchase Agreement shall be amended by inserting the phrase "subject to the restrictions in Section 16.3 hereof" in the second line after the word "that" and before the word "either."

        11. Customer Contracts. Buyer and Seller will cooperate and work with each other in good faith to obtain any consent required to transfer the Customer Contracts to Buyer. If a customer orders any Products under a Customer Contract before any required consent is obtained, Buyer shall supply such Products to Seller pursuant to the terms of a supply agreement to be entered into between Buyer and Seller.

        12. Miscellaneous. Except as specifically set forth herein, all terms and provisions of the Asset Purchase Agreement shall remain in full force and effect with no other modification or waiver. This Amendment may be executed in two or more counterparts, each of which shall be considered an original.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]


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        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                 TERA COMPUTER COMPANY


                                 By:/s/ James E. Rottsolk
                                    Its:President


                                 SILICON GRAPHICS, INC.


                                 By:  /s/ Kenneth L. Coleman
                                 Its: Senior Vice President  -  Global Sales,
                                      Service and Marketing

[Amendment No. 1 to Asset Purchase Agreement]


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